GRAPHIC PACKAGING INTERNATIONAL, INC.

THIRD AMENDMENT TO THE
GRAPHIC PACKAGING INTERNATIONAL, INC. NON-QUALIFIED DEFERRED COMPENSATION PLAN

The undersigned, being all the members of the Board of Directors of Graphic Packaging International, Inc. a Delaware corporation (the "Plan Sponsor") hereby make this amendment to the Graphic Packing International, Inc. Non-Qualified Deferred Compensation Plan (the "Plan").

W l T N E S S E T H :

WHEREAS, the Plan Sponsor adopted and maintains the Plan which consists of the Adoption Agreement and Base Document and was effective as of July 1, 201l;

WHEREAS, the Plan Sponsor reserves the right pursuant to section 10.1 of the Base Document to amend the Plan; and

WHEREAS, the Plan Sponsor wishes to amend the Plan documents to fully vest and accelerate the funding of Employer Contributions for Participants who are employed by a division, group, facility or other segment of the Plan Sponsor's business that is divested.

NOW, THEREFORE, effective as of June 23rd, 2014, the Plan Sponsor hereby amends the Plan as follows:

I. The following new subsection (d) is added to the end of Section 5.01 of the Adoption Agreement:

"(d)    Certain Divestitures

Notwithstanding the foregoing provisions of this Section 5.01 , if a Participant experiences a "Divestiture Termination" (as defined below) during a Plan Year, (i) any requirements that such Participant be employed on a later day during such Plan Year or complete a specific amount of service during such Plan Year shall be waived, and (ii) any Employer Contributions to which such Participant is entitled (including, but not limited to, Employer Contributions such Participant becomes entitled to pursuant to clause (i) hereof) shall be allocated to such Participant's Account no later than as soon as administratively practicable after the date of such Divestiture Termination; provided, (A) to the extent that such Employer Contribution is calculated on the basis of such Participant's Compensation, only Compensation earned through the date of such

Divestiture Termination shall be taken into account, and (B) to the extent that such Employer Contribution is not calculated on the basis of such Participant's Compensation, such Employer Contribution will be prorated based on the number of days during the period to which such Employer Contribution relates that occur before the date of such Divestiture Termination. For purposes of this Section 5.0l(d) and Section 7.0l(c) of the Adoption Agreement, "Divestiture Termination" means, with respect to a Participant, such Participant's termination of employment with the Employer as part of the Employer's agreement to sell a division, group, facility or other segment of the Employer's business to the extent designated by the Administrator (as set forth in the records of the Administrator)."

2. The following language is added to the end of Section 7.0l(c) of the Adoption Agreement:

"Notwithstanding the foregoing provisions of this Section 7.01. any Participant who experiences a Divestiture Termination (as defined in Section 5.01 (d) of the Adoption Agreement) will be 100% vested in his Employer Contributions (including, but not limited to, any Employer Contributions to which such Participant is entitled pursuant to Section 5.01(d) of the Adoption Agreement) as of the date of such Divestiture Termination."

IN WITNESS WHEREOF, the undersigned, being all the members of the Board of Directors of the Plan Sponsor, have caused this Third Amendment to be executed on this 23rd day of June, 2014.

GRAPHIC PACKAGING INTERNATIONAL, INC.

By: /s/ David W. Scheible
David W. Scheible

By: /s/ Daniel J. Blount
Daniel J. Blount

By: /s/ Lauren S. Tashma
Lauren S. Tashma